Exhibit 10.14

EXECUTION VERSION

December 31, 2020

Revelation Biosciences, Inc.

Re: Global Health Agreement

Ladies and Gentlemen:

This global health letter agreement (“Global Health Agreement”) is entered into by and between Revelation Biosciences, Inc. a Delaware corporation (the “Company”) and AXA Prime Impact Master Fund I SCA SICAV-RAIF (the “Investor” or “AXA IM Impact Fund”) in connection with its commitment to purchase certain shares of the Company’s Series A Preferred Stock (the “Shares”) in accordance with the terms of that certain Series A Preferred Stock Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), at a price of $6.36 per share (for a total of $3,999,994.80) (the “Investment”).

The Investor is making the Investment pursuant to the terms of this Global Health Agreement, the Purchase Agreement, the Investors’ Rights Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement, each of which are dated as of even date herewith (collectively, the “Investment Documents”).

1. Background.

(a) The Company is a California-based company that is developing medical diagnostics and therapeutics addressing viral infections.

(b) One of the Investor’s objectives is to improve global health through the provision of funding to address certain global health challenges by supporting the development, production and commercialization of drugs, vaccines, medical devices, preventatives, diagnostics and other related technology targeting global health conditions, including in low- and lower-middle income countries. The Investor has determined that the Investment has offered, or will offer, significant potential to improve global health in such countries.

2. Term

The term of this Global Health Agreement shall end on the six (6) year anniversary of the Initial Closing under the Purchase Agreement (“Term”).

3. Program Product

The Global Health Agreement relates to the following programs of the Company: REVTx-99 (“Program Therapeutic”) and REVDx-501(“Program Diagnostic”) (together “Program Products”).

4. Program-Related Investment Requirements

In consideration of the Investor making, or having made, the Investment on the terms and conditions stated herein and in the Investment Documents, and for other good and valuable consideration, the undersigned hereby agree as follows:

(a) Purposes and Use of Funds

(i) Certain key purposes of the Investment are to provide relief to the poor and distressed, improve the health of those living in Low and Lower-Middle Income Countries (as defined by the World Bank and if approved by the Global Access Committee) (“Target Countries”), and educate health practitioners and public health officials on cost-effective technologies that will improve the health and safety of poor and low-income individuals globally (the “Global Health Objectives”). A portion of proceeds of the Investment will be used by the Company to conduct clinical studies and achieve regulatory approvals for the Program Products, and to otherwise carry out the Global Access Commitments set forth below (collectively, the “Use of Proceeds”).

(ii) The Company acknowledges and understands that a key purpose of the Investor making the Investment is to advance the Global Heath Objectives while seeking a financial return consistent with the Investor’s objectives. The Company confirms it has available personnel to provide available documents to assist in Target Countries, as approved by the Global Access Committee.

(b) Global Access Commitments

(i) Beginning on the date of this Global Health Agreement, the Company shall conduct the following activities to advance the Global Health Objectives during the Term:

(1) The Company shall use commercially reasonable efforts to obtain FDA approvals and clearances, as appropriate for the Program Products.

(2) The Company shall make Program Products available to non-profit organizations and public-sector purchasers in Target Countries (“Global Health Purchasers”) at a price of no more than 30% above the Company’s COGS, in Low-Income Countries and in Low-Middle-Income Countries, if approved by the Global Access Committee (as defined below); provided, however, that any non-profit organization and public-sector purchaser located in Brazil, India, South Africa and Mexico shall need to be approved by the Global Access Committee before qualifying as a “Global Health Purchaser” within the terms of this Global Health Agreement.

(3) The volume of Program Products made available for the Global Health Purchasers under Section 4(b)(i)(2) above shall meet the demands of the Global Health Purchasers, as confirmed by the Global Access Committee, up to 20% of the Company’s annual unit sales volume (unless adjusted jointly by a majority of the Board of Directors and Global Access Committee); it being understood, however, that the Company shall have the right to supply more at its sole discretion.

(4) Beginning in the year immediately following year in which any Program Product receives European or FDA approval/clearance, the Company shall allocate $50,000 per year to the Global Access Committee to work on training programs to be conducted by the Company or by partners approved by the Global Access Committee, such as the WHO, Gates Foundation and others, in Target Countries on the use of the Program Products with a target of training leading practitioners each year in the Target Countries, as defined by the Global Access Committee, as well as to work on access and promoting demand in the Target Countries.

(5) The Company shall work with global health authorities and partner organizations, including but not limited to the World Health Organization, the Clinton Health Access Initiative (CHAI), and the Bill & Melinda Gates Foundation (BMGF) and use commercially reasonable efforts to have the Program Products added to protocols and treatment guidelines.

(ii) The Global Access Commitments set forth in this Section 4 shall continue for the Term and shall be fully enforceable by the Investor, notwithstanding any other provision of the Investment Documents.

(iii) In the event that the Program Products are acquired directly or through an acquisition of the Company by a third party, the Global Access Commitments contained in this Global Health Agreement shall continue to survive for the Term and shall be assumed by the acquirer.

(c) Global Health License

(i) The Company hereby grants the Investor a nonexclusive, perpetual, irrevocable, non-terminable, fully-paid up, royalty free license in Target Countries for Global Health Purchasers and for the sole purpose of achieving the Global Access Commitments (with the right to sublicense to third parties reasonably acceptable to the Company) to the Program Products to use, reproduce, modify, make, have made, distribute, sell and otherwise dispose of such Products in the Target Countries (“Global Health License”). The Global Health License is a present license but the Investor will not exercise their rights under such license except in the event of a License Trigger Event as defined below.

(ii) A License Trigger Event means:

(1) the Company fails to use commercially reasonable efforts to obtain regulatory approvals, as agreed by the Global Access Committee;

(2) the Company fails to cure an Event of Non-Compliance, including a failure to perform the Global Access Commitments, within the applicable time period (it being understood that the exercise of the Investor’s rights under the Global Health License, and the Investor’s rights to transfer its Shares under the terms of the side letter between the Company, the Investor and certain other individuals named therein, dated as of even date herewith, shall be its sole and exclusive remedies following the Company’s failure to cure an Event of Non-Compliance);

(3) the Company or any transferee assigns or transfers (including by exclusive license) any material intellectual property to the Products or other intellectual property subject to the Global Access Commitments and the successor fails to assume or perform the relevant Global Access Commitments; or

(4) the Company or any transferee (1) institutes any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, assignment for the benefit of creditors, or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted against the Company or any transferee that remains undismissed or unstayed for a period of 90 days, or (2) ceases to conduct business in the ordinary course or is determined to no longer be a going concern. Notwithstanding the foregoing, a License Trigger Event will not be deemed to have occurred if the Company or its transferee voluntarily or involuntarily files a Chapter 7 liquidation proceeding that is converted to a reorganization proceeding within 60 days after filing; provided, that the Company or its transferee continues to perform its Global Access Commitments.

(iii) In the event that the Investor exercises its rights to the Global Health License under this Section 4(c) pursuant to a License Trigger Event, and the Program Products distributed under such Global Health License in the Target Countries subsequently appear for sale or distribution in commercial marketplaces of the Target Countries or non-Target Countries (“Grey Market Sales”), then the Company or any transferee may give notice to the Investor. Following receipt of such notice by the Investor, the Company or any transferee and the Investor will work together to identify how the Program Products intended for Global Health Purchasers arrived in the commercial marketplace. During such investigation, the Company or any transferee may request that the Investor suspend distribution and/or sales to certain organizations if those organizations are identified as being involved in Grey Market Sales, and the Investor will respond in a timely manner to any such request. Following such investigation, the Company or any transferee and the Investor agree to take any such corrective measures to prevent additional Grey Market Sales, including ceasing sales to the identified parties on a permanent basis.

(d) Global Access Committee and Global Access Coordinator

Promptly following the execution of this Global Health Agreement or at an alternate time approved by the Company Board of Directors and the AXA board representative, the Company will form a joint steering committee (the “Global Access Committee”) to oversee the Company’s efforts in Target Countries. The Global Access Committee shall be comprised of up to four (4) members: (i) one individual appointed by the Company; (ii) one individual appointed by the Investor (the “AXA IM Prime Impact Fund Appointee”); and (iii) up to two additional individuals unaffiliated with the Company or the Investor, and appointed upon mutual agreement of the Company and the Investor. Decisions on the Global Access Committee shall be made by majority vote, including the affirmative vote of the AXA IM Impact Fund Appointee.

The Global Access Coordinator, who shall initially be David Shoultz (or another person mutually agreeable to the Company and AXA IM Impact Fund), will lead the Company’s efforts to market the Products to Global Health Purchasers in Target Countries and to ensure overall customer success in Target Countries, in accordance with a plan to be prepared by the Global Access Committee on or prior to March 31, 2021 (the “Global Access Plan”). The activities of the Global Access Coordinator, which activities shall be consistent with the Global Access Plan, shall be overseen jointly by the Company’s senior management and the Global Access Committee.

(e) Required Reporting

(i) In addition to any and all reports required to be delivered to the Investor under the Investment Documents, the Company shall furnish, or cause to be furnished, to the Investor (by way of its investment advisor, Global Health Investment Advisors, LLC (“GHIA”)), the following reports and certifications (the “PRI Reports”):

(1) within 90 days after the end of each fiscal year of the Company during the term of the Investment, a certificate, signed by an officer of the Company, (a) certifying that the requirements of the Investment, as set forth in this Global Health Agreement and the Investment Documents, were met during the immediately preceding year, and (b) describing the use of the proceeds of the Investment and evaluating the Company’s progress toward achieving the key purposes of the Investment, including specifically the covenants regarding the Global Access Commitments described in Section 4 of this Global Health Agreement, and the activities and the use of the funds towards such purposes;

(2) within 90 days after the end of the fiscal year of the Company during which this Agreement terminates, a certificate, signed by an officer of the Company, (a) certifying that the requirements of the Investment, as set forth in this Global Health Agreement and the Investment Documents, were met during the term of the Investment, (b) describing the material activities of the Company with respect to the Investment and generally the Use of Proceeds made during the entire period in which the Investment was outstanding, and (c) evaluating the progress toward achieving the key purposes of the Investment;

(3) within 90 days after the end of each fiscal year of the Company during the Term, the Company shall furnish, or cause to be furnished, full and complete financial reports related to the Investment of the type ordinarily required by the Company’s commercial and public investors under similar circumstances, including but not limited to the use of the Investor’s funds; and

(4) within 75 days after the end of each fiscal quarter of the Company, a quarterly written report (which report may be informal to the extent it contains the information requested in this Section 4(e)(4)) on the impact performance relative to the Program Products, together with information on the impact key performance indicators (“Impact KPIs”) achieved that are aligned with the Investor’s objectives to improve global health. For the purposes of the foregoing, the priority Impact KPIs are:

IPI No	Target Outcome	Performance Indicators
IPI -1	Program Product	Regulatory approvals in target countries
IPI - 2	Program Products	Number of Company Products catalyzed/distributed
IPI -3	Lives Improved	Number of Lives improved by the provision of the Program Products in LMICs
IPI -4	Reach	Number of Low – Middle Income Countries benefitting from the Program Products

(f) Maintenance of Objectives; Events of Non-Compliance

The Company shall utilize the proceeds of the Investment solely for the purposes set forth in the Investment Documents and, in particular, to advance the objectives described in Section 4 of this Global Health Agreement and in a manner consistent with the terms and provisions of this Global Health Agreement. If the Company fails to operate in accordance with such purposes or has failed to comply with the provisions of this Global Health Agreement (an “Event of Non-Compliance”), it shall notify the Investor in writing within 60 days of such Event of Non-Compliance and shall describe the steps the Company shall take to rectify the situation within 60 days of the notification. Notwithstanding the foregoing sentence, if the Investor believes an Event of Non-Compliance has occurred, it shall notify the Company in writing of such Event of Non-Compliance. Such notification shall clearly specify the basis for the Investor’s determination and request that the Company rectify the specified Event of Non-Compliance within 60 days following the date of the notification.

(g) Transfer

The Company shall have the right to transfer or assign its obligations under this Global Health Agreement without the prior written consent of the Investor, subject to the following conditions being met: (a) at least five (5) business days prior to closing of the transaction, the Company provides the Investor with written notice of the proposed transfer, and the Investor does not object to such assignment or transfer within five (5) days of receipt of such notice; (b) the transferee agrees in writing to be legally bound to the relevant Global Access Commitments as set forth herein, and (c) the Company provides a copy of such written commitment by the transferee within five (5) business days of closing of the transaction. Any attempted assignment in violation of this provision shall be null and void ab initio. If third party requires a separate license agreement with the Investor, the Investor shall use commercially reasonable efforts to put such agreement in place in a timely manner, subject to such third party agreeing to reimburse the Investor for legal fees not to exceed $10,000.

(h) Access to Records

The Company shall maintain books and records adequate to support the information in the PRI Reports and to provide the information ordinarily required by commercial investors under similar circumstances, and the Company shall make such books and records available to the Investor, GHIA, and a designee of the Investor at reasonable times and under reasonable circumstances for inspection by the Investor or GHIA. Such books and records shall be maintained and made available to the Investor for at least six (6) years after the termination of its Investment.

(i) Promotion of Terrorist Activities

In compliance with the provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, as amended, and U.S. Executive Order 13224, the Company represents that it will not promote or support terrorist activities and that it will not provide any proceeds of the Investment to any entity or individual that promotes or engages in such activities.

(j) Environmental, Social and Governance Requirements

The Company shall comply with the environmental, social and governance (“ESG”) requirements set forth on Exhibit 1 and observe the referenced International Finance Corporation (“IFC”) performance standards.

(k) Anti-Corruption Requirements

The Company shall comply with the anti-corruption requirements set forth on Exhibit 2.

5. Miscellaneous

(a) Entire Agreement; Modification

The terms and conditions set forth in this Global Health Agreement are in addition to the provisions stated in any other documents executed between the Investor and the Company, and the terms and conditions of this Global Health Agreement shall prevail over any inconsistent provision in any such other document, including without limitation the Investment Documents. All references to Sections shall be deemed to refer to sections of this Global Health Agreement unless otherwise specifically stated herein. No change, modification or waiver of any term or condition of this Global Health Agreement shall be valid unless it is in writing, it is signed by the Company and the Investor, and it expressly refers to this Global Health Agreement.

(b) Authority; Governing Law

Each of the signatories below covenants, represents and warrants that it has all power and authority necessary to enter into this Global Health Agreement, that its execution of this Global Health Agreement has been duly authorized by all necessary action and that, on execution, it will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Global Health Agreement to be so binding. This Global Health Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of law provisions.

(c) Counterparts

This Global Health Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused to be executed this Global Health Agreement effective as of December __, 2020.

Revelation Biosciences, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused to be executed this Global Health Agreement effective as of December __, 2020.

Agreed on behalf of AXA Investment Managers UK Limited, in its capacity as Investment Manager to:

AXA IM PRIME IMPACT MASTER FUND I SCA SICAV-RAIF

By:
Name:	Josephine Tubbs
Title:	Authorised Signatory

Exhibit 1

Investee ESG Requirements

1. In connection with any proposed investment:

i.	Before any investment, AXA IM Impact Fund will review and investigate information available in the public domain regarding any adverse impact on local communities or the environment or adverse environmental or social performance associated with the project and use that information provisionally to designate the proposed investment a Category A, Category B or a Category C Client/Activity (as defined below). In addition, AXA IM Impact Fund will perform an ES&G due diligence including a review of regulatory and applicable legal environmental and governance compliance and compliance with the IFC Performance Standards on Environmental and Social Sustainability - Effective January 1, 2012 of the proposed investee. Due diligence findings will be documented in an Environmental Social and Governance due diligence report (“ES&G Due Diligence Report”). In the event that there are any items that require corrective action, a corrective action plan will be provided to the Company. Based on this due diligence, the initial categorization shall be either confirmed or revised to reflect the nature of the proposed investment.

ii.	In connection with any capital call (or other application of AXA IM Impact Fund capital) for the proposed investment, AXA IM Impact Fund will confirm (a) the categorization of the operations of the related Industry Partner (whether proposed or existing), (b) the rationale for such categorization, and (c) that AXA IM Impact Fund has applied the ES&G Management System in accordance with the ES&G Requirements with respect to the proposed investment.

iii.	AXA IM Impact Fund will only make an investment in a company (including a new or follow-on investment in an existing portfolio company) if: (i) any identified adverse impact or performance has been resolved in accordance with the ES&G Requirements and these ES&G provisions; or (ii) the company has agreed a corrective action plan to so resolve the identified adverse impacts or performance within a reasonable timeline (including appropriate conditions precedent for the proposed investment), and the investment documentation includes appropriate remedies if the proposed Industry Partner fails to implement that plan.

2. Definitions.

“Applicable ES&G Law”	All applicable statutes, laws, ordinances, rules and regulations, including, but not limited to, any license, permit or other governmental Authority imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards.

“Authority” Any	national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity.

“Category A Activity”	Any activity of an Industry Partner which is likely to have significant adverse environmental or social risks and/or impacts that are diverse, irreversible or unprecedented.

“Category A Client”	An Industry Partner that carries or intends to carry out a Category A Activity.

“Category B Activity”

Any activity of an Industry Partner which is likely to have limited adverse environmental or social risks and/or impacts that are few in number, generally site-specific, largely reversible and readily addressed through mitigation measures.

“Category B Client”	An Industry Partner that carries or intends to carry out a Category B Activity.

“Category C Activity”	Any activity of an Industry Partner which is likely to have minimal or no adverse environmental or social risks and/or impacts.

“Category C Client”	An Industry Partner that carries or intends to carry out a Category C Activity.

“ES&G Due Diligence Report”	The environmental social and governance due diligence report prepared by Global Health Investment Advisors, LLC (the “Investment Manager”) in connection with a proposed Investment by AXA IM Impact Fund.

“ES&G Performance Report”

A written report prepared by the Investment Manager, evaluating the social and environmental performance of the Company and the portfolio companies for the previous fiscal year, describing in reasonable detail (i) implementation and operation of the ES&G Management System, (ii) the environmental and social performance of the portfolio companies, and (iii) as applicable, compliance by portfolio companies with any applicable portfolio company action plans.

“ES&G Requirements”

The social and environmental obligations to be undertaken by the portfolio companies to ensure compliance with: (i) the Exclusion List; (ii) Applicable ES&G Laws; (iii) the Performance Standards, and (iv) any other requirements established by the ES&G Management System.

“Exclusion List”	The list of prohibited activities set forth below.

“Performance Standards”	IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012.

3. AXA IM IMPACT FUND Exclusion List

AXA IM Impact Fund will apply the following exclusions:

−	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB’s, wildlife or products regulated under CITES.

−	Production or trade in weapons and munitions.

−	Production or trade in alcoholic beverages (excluding beer and wine).

−	Production or trade in tobacco.

−	Gambling, casinos and equivalent enterprises.

−	Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

−	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

−	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

−	Production or activities involving harmful or exploitative forms of forced labor1 /harmful child labor[2].

−	Commercial logging operations for use in primary tropical moist forest.

−	Production or trade in wood or other forestry products other than from sustainably managed forests.

1 Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.

2 Harmful child labor means the employment of children that is economically exploitive, or is likely to be hazardous to, or to interfere with, the child’s education, or to be harmful to the child’s health, or physical, mental, spiritual, moral, or social development.

Exhibit 2

IFC ANTI-CORRUPTION GUIDELINES

Compliance with United Nations Security Council Resolutions. AXA IM Impact Fund shall ensure that the Company, consistent with the business and investment profile of AXA IM Impact Fund, institutes, maintains and complies with internal policies and controls for the purpose of ensuring that the Company will not enter into any transaction (i) with, or for the benefit of, any of the persons or entities named on lists from time to time promulgated by or (ii) related to any activity from time to time prohibited by the United Nations Security Council or its committees pursuant to any resolution issued under Chapter VII of the United Nations Charter.

Sanctionable Practices. The Company shall not engage in (nor authorize or permit any of their Affiliates or any other Person acting on their behalf to engage in), any Sanctionable Practice defined as any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined in and interpreted in accordance with the Anti-Corruption Guidelines attached hereto as Exhibit A.

Policy Reporting Requirements. The Company commits that, should it become aware of any violation of the Policy Undertakings described in this Annex, it shall promptly notify the Investment Advisor of AXA IM Impact Fund.

Furthermore, the Company agrees that should IFC notify AXA IM Impact Fund of its concern that there has been a violation of the Policy Undertakings described in this Annex, the Company shall cooperate in good faith with the Investment Advisor of AXA IM Impact Fund and IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request. Investment Guidelines on Policy Requirements. The Company shall not make or hold any investments in any entity that (A) is sanctioned pursuant to United Nations Security Council resolutions issued under Chapter VII of the UN Charter; or (B) is on the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr or any successor website or location). Divestment of Investments Violating Investment Guideline on Policy Requirements. If AXA IM Impact Fund becomes aware that the Company is in breach of the Policy Requirements defined under the investment, AXA IM Impact Fund may be required to use reasonable efforts to dispose of the applicable Investment on commercially reasonable terms, taking into account liquidity, market constraints and fiduciary responsibilities.

Definitions.

“AML/CFT” means anti-money laundering and combating the financing of terrorism;

“Policy Undertakings” means the undertakings contained in paragraphs 37(a) (AML/CFT), 37(b) (Compliance with United Nations Security Council Resolutions), 37(c) (Sanctionable Practices), 37(d) (Policy Reporting Requirements), Section 37(h) (Policy Restrictions on Transfers of Interest by Members) and 37(i) (Investment Guidelines on

Policy Undertakings) hereof;

“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group Sanctions Board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies. The list may be found at http://www.worldbank.org/debarr or any successor website.

EXHIBIT A

IFC ANTI-CORRUPTION DEFINITIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1. Corrupt Practices

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

Interpretation

a)	Corrupt Practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of Corrupt Practices.

b)	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

c)	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

d)	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

e)	The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2. Fraudulent Practices

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

Interpretation

a) An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this agreement.

b) Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, Multilateral Insurance Guarantee Agency, or Partial Risk Guarantee operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this agreement.

3. Coercive Practices

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

AXA IM - INTERNAL

Interpretation

a)	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

b)	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4. Collusive Practices

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

Interpretation

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5. Obstructive Practices

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

Interpretation

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

General Interpretation

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.